UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 17, 2017
Date of Report (Date of earliest event reported)

IRELAND INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50033	91-2147049
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

2360 West Horizon Ridge Parkway, Suite 100
Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 932-0353
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01        OTHER EVENTS.

Exercise of Warrants at Reduced Price

A total of 38,455,921 shares of Ireland Inc.’s (the “Company”) common stock was issued between January 20, 2017 and February 27, 2017 upon the exercise of the Company’s outstanding share purchase warrants, for total gross proceeds of $3,076,473. The warrant exercises were made at the temporarily reduced price of $0.08 per share. Warrant holders were permitted to exercise their warrants at the reduced exercise price by delivering the necessary documentation, along with payment of the exercise price, to the Company by 5:00pm on February 17, 2017 (the “Reduced Price Deadline”). The Company’s outstanding warrants that were previously scheduled to expire on December 31, 2016 were extended to February, 17, 2017, and expired if they were not exercised by the Reduced Price Deadline. Outstanding warrants that were set to expire after the Reduced Price Deadline that were not exercised will continue to be exercisable in accordance with their respective terms.

ITEM 3.02        Unregistered Sales of Equity Securities.

Issuance of Warrants to Consultant

On February 17, 2017, Ireland Inc. (the “Company”) entered into an agreement to issue share purchase warrants exercisable at a price of $0.14 per share, expiring February 17, 2020. The warrants were issued as partial consideration for consulting services to be provided to the Company. The warrants were issued pursuant to the exemptions from registration provided by Rule 506(b) of the Securities Act of 1933, as amended, (the “Securities Act”) on the basis of representations provided by the warrant holder that she is an accredited investor as defined in Rule 501 of the Securities Act.

Exercise of Conversion Rights

On February 27, 2017, the Company issued a total of 1,659,461 shares of its common stock upon the exercise by certain creditors of the conversion rights under their loan agreements with the Company. The shares were issued at a conversion price of $0.064 per share, being 80% of the reduced warrant exercise price approved by the Company in December 2016. The shares were issued to the creditors pursuant to the exemptions from registration provided by Rule 506(b) of the Securities Act, on the basis of representations made by the creditors that they were accredited investors as defined in Rule 501 of the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRELAND INC.
Date: March 1, 2017
By:
/s/ David Strickler
Name: David Strickler
Title: COO